As filed with the Securities and Exchange Commission on May 28, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SELECT WATER SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	81-4561945
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1233 West Loop South, Suite 1400 Houston, TX	77027
(Address of Principal Executive Offices)	(Zip Code)

Select Water Solutions, Inc. 2024 Equity Incentive Plan
(Full title of the plan)

Christina Ibrahim Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary 1233 W. Loop South, Suite 1400 Houston, Texas 77027
(Name and address of agent for service)

Copy to: Stephen M. Gill Raleigh J. Wolfe Vinson & Elkins L.L.P. 845 Texas Avenue, Suite 4700 Houston, TX 77002 (713) 758-2222 (713) 235-9500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Select Water Solutions, Inc. (the “Company” or “Registrant”) will provide all participants in the Select Water Solutions, Inc. 2024 Equity Incentive Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 and filed with the Commission on February 21, 2024;

b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 4, 2024 and May 9, 2024 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K);

c)	The Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 1, 2024;

d)	The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38066), filed with the Commission on April 18, 2017, including any amendment, exhibit to our Annual Report on Form 10-K or report filed for the purpose of updating such description; and

e)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2023.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Fifth Amended and Restated Certificate of Incorporation (the “Charter”) limits the liability of the Company’s directors and officers for monetary damages for breach of their fiduciary duty as directors or officers, except to the extent such exemption or limitation thereof is not permitted under the DGCL. Any amendment, repeal or modification of the provisions of the DGCL will be prospective only and would not affect any limitation on liability of a director or officer for acts or omissions that occurred prior to any such amendment, repeal or modification.

The Company’s Third Amended and Restated Bylaws (the “Bylaws”) also provide that the Company will indemnify and hold harmless its directors and officers to the fullest extent permitted by Delaware law, including the advancement of expenses, including attorneys’ fees. The Bylaws also permit the Company to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as the Company’s officer, director, employee or agent, regardless of whether or not the Company would have the power under the DGCL to indemnify such persons against related expense, liability or loss. The Company has entered into indemnification agreements with each of its directors and officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The above discussion of Section 145 of the DGCL, the Company’s Charter, the Company’s Bylaws, the Company’s maintenance of directors’ and officers’ liability insurance and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such statute and each respective document.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number		Description
4.1		Fifth Amended and Restated Certificate of Incorporation of Select Water Solutions, Inc. dated as of May 8, 2023 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on May 8, 2023 and incorporated herein by reference).
4.2		Third Amended and Restated Bylaws of Select Water Solutions, Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K on filed May 8, 2023, and incorporated herein by reference).
5.1	*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
23.1	*	Consent of Grant Thornton LLP.
23.2	*	Consent of Vinson & Elkins L.L.P. (included as part of its opinion filed as Exhibit 5.1).
24.1	*	Power of Attorney (included as part of the signature pages to this Registration Statement).
99.1	*	Select Water Solutions, Inc. 2024 Equity Incentive Plan.
107.1	*	Calculation of Filing Fee Tables.

*     Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on May 28, 2024.

SELECT WATER SOLUTIONS, INC.

By:	/s/ Christina Ibrahim
Name:	Christina Ibrahim
Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 28, 2024, each person whose signature appears below appoints John D. Schmitz and Christina Ibrahim, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ John D. Schmitz	Chairman, President and Chief Executive Officer
John D. Schmitz	(Principal Executive Officer)

/s/ Christopher K. George	Executive Vice President and Chief Financial Officer
Christopher K. George	(Principal Financial Officer)

/s/ Brian P. Szymanski	Chief Accounting Officer
Brian P. Szymanski	(Principal Accounting Officer)

/s/ Gayle Burleson	Director
Gayle Burleson

/s/ Richard A. Burnett	Director
Richard A. Burnett

/s/ Luis Fernandez-Moreno	Director
Luis Fernandez-Moreno

/s/ Robin Fielder	Director
Robin Fielder

/s/ Troy W. Thacker	Director
Troy W. Thacker

/s/ Douglas J. Wall	Director
Douglas J. Wall